EXHIBITS 5.1, 8.1 & 23.1

                   [Letterhead of Thacher Proffitt & Wood LLP]


March 17, 2005

Greenwich Capital Markets, Inc.                 Sandler O'Neill & Partners, L.P.
600 Steamboat Road                              919 Third Avenue
Greenwich, Connecticut 06830                    6th Floor
                                                New York, NY 10022



                  Opinion: Underwriting Agreement (Tax)
                  Financial Asset Securities Corp.
                  EquiFirst Mortgage Loan Trust 2005-1
                  ------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Greenwich Capital Financial Products, Inc. (the "Seller"), Financial Asset Securities Corp. (the "Depositor"), Greenwich Capital Markets, Inc. ("GCM" or the "Initial Purchaser"; collectively with Sandler O'Neill & Partners, L.P., the "Underwriters"), in connection with (i) the Mortgage Loan Purchase Agreement, dated March 14, 2005 (the "Seller Sale Agreement"), among the Seller, the Depositor and EquiFirst Corporation (the "Originator"), (ii) the Pooling and Servicing Agreement, dated as of March 15, 2005 (the "Pooling and Servicing Agreement"), among the Depositor, Saxon Mortgage Services, Inc. (the "Servicer") and Deutsche Bank National Trust Company (the "Trustee"), and the certificates issued pursuant thereto designated as the EquiFirst Mortgage Loan Trust 2005-1, Asset-Backed Certificates, Series 2005-1 (the "Certificates"), (iii) the Underwriting Agreement, dated March [__], 2005 (the "Underwriting Agreement"), between the Depositor and the Underwriters,
(iv) the Indemnification Agreement, dated March 14, 2005 (the "Saxon Indemnification Agreement"), between the Depositor and the Servicer, (v) the Purchase Agreement, dated March 17, 2005 (the "Purchase Agreement"), between the Depositor and the Initial Purchaser, (vi) the Private Placement Memorandum, dated March 17, 2005 and (vii) the Prospectus Supplement, dated March 14, 2005 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated February 22, 2005 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement, the Saxon Indemnification Agreement and the Purchase Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, with your permission we have assumed and are

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relying thereon without independent investigation (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, with your permission we have assumed, and are relying thereon without independent investigation, (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, delivery and enforceability of all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.


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         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended, (the "Code") applicable to a real estate mortgage investment conduit ("REMIC"). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         Based upon and subject to the foregoing, it is our opinion that:

1. Each of the Agreements to which the Seller or the Depositor is a party (to the extent that the laws of the State of New York are designated therein as the governing law thereof), assuming the necessary entity power and authority therefor and authorization, execution and delivery thereof by the parties thereto and the enforeability thereof against the other parties thereto, is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against the Depositor or Seller, as the case may be.

2. The Certificates, assuming the necessary power and authority therefor, authorization, execution, authentication and delivery thereof and payment therefor in accordance with the applicable Agreements, are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

3. The statements made in the Base Prospectus under the heading "Material Federal Income Tax Consequences" and in the Prospectus Supplement under the heading "Federal Income Tax Consequences", to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

4. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC 1, REMIC 2, REMIC 3 and REMIC 4 will qualify as a REMIC, (ii) the REMIC 1 Regular Interests will represent ownership of "regular interests" in REMIC 1, and the Class R-1 Interest will constitute the sole class of "residual interests" in REMIC 1,
         (iii) each class of the Class A Certificates, the Mezzanine Certificates and the Class B Certificates (exclusive of any right to receive payments from the Net WAC Rate Carryover Reserve Account), the Class CE Interest and the Class P Interest will represent ownership of "regular interests" in REMIC 2 and will generally be treated as debt instruments of REMIC 2, (iv) the Class C Certificate will represent ownership of the "regular interests" in REMIC 3, and the Class R-3 Interest will constitute the sole class of "residual interests" in REMIC 3, (v) the Class P Certificates will represent ownership of the "regular interests" in REMIC 4, and the Class R-4 Interest will constitute the sole class of "residual interests" in REMIC 4, (vi) the Class R

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         Certificates will represent ownership of the Class R-1 Interest and the
         Class R-2 Interest and (viii) the Class R-X Certificates will represent ownership of the Class R-3 Interest and the Class R-4 Interest.





         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings "Federal Income Tax Consequences" and "Legal Matters," without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                           Very truly yours,

                                           By: /s/ THACHER PROFFITT & WOOD LLP